UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): July 26, 2002

GEOCOM RESOURCES, INC. (Exact name of registrant as specified in its charter)
NEVADA (State or other jurisdiction of incorporation)	333-62482 (Commission File Number)	98-0349734 (IRS Employer Identification No.)
1030 West Georgia Street Suite 1208 Vancouver, B.C., Canada (Address of principal executive offices)		V6E 2Y3 (Zip/Postal Code)
Registrant's telephone number, including area code: (604) 662-7900
N/A (Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1. Changes in Control of Registrant.

Not applicable.

Item 2. Acquisition or Disposition of Assets.

Not applicable.

Item 3. Bankruptcy or Receivership.

Not applicable

Item 4. Changes in Registrant's Certifying Accountant.

Not applicable.

Item 5. Other Events and Regulation FD Disclosure.

On July 26, 2002 the registrant entered into a letter of intent (the "Letter of Intent") with Princeton Financial Group ("Princeton") pursuant to which Princeton assigned its rights to acquire all of the issued and outstanding shares of Glacier Ridge Resources Ltd. ("Glacier"), a privately held oil and gas exploration and production company, subject to certain terms and conditions. Glacier's current operations and production are situated within the province of Alberta, Canada. Pursuant to the Letter of Intent, the purchase price for the proposed acquisition will be paid by way of the issuance of 5.5 Million common shares of the registrant and the payment of approximately US$23 Million (CDN$36.4 Million).

Upon execution of the Letter of Intent, Mr. Ryan Henning, CEO of Princeton, joined the registrant's board of directors. Mr. Henning is a securities lawyer and has a significant background in corporate finance. He has over twenty years experience with the public capital markets and has been involved with many equity financings, including many resource sector financings. He will be actively involved with the financial affairs and ongoing funding efforts of the registrant.

Item 6. Resignations of Registrant's Directors.

Not applicable.

Item 7. Financial Statements and Exhibits.

  Financial Statements of Business Acquired.

  Not applicable

  Pro forma Financial Information.

  Not applicable.

  Exhibits.

There is attached hereto the following exhibits:

Exhibit 1. Letter of Intent

Item 8. Change in Fiscal Year.

Not applicable.

Item 9. Regulation FD Disclosure.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 2, 2002

GEOCOM RESOURCES INC.

/s/ Andrew B. Stewart
_______________________________
By: Andrew B. Stewart, Secretary

Exhibit 1

GEOCOM RESOURCES, INC.

1208 - 1030 West Georgia Street
Vancouver, British Columbia, Canada V6E 2Y3

July 26, 2002

Mr. Ryan Henning

Princeton Financial Group Inc.

7th Floor, 1006 Beach Avenue
Vancouver, B.C. V6E 1T7

Dear Mr. Henning,

Re: Acquisition of Glacier Ridge Resources Ltd.

Further to our earlier correspondence and recent telephone discussions had in connection with the above captioned, this letter of intent (the "Letter of Intent") will confirm the terms under which Geocom Resources, Inc. ("Geocom" or the "Company") would be interested in acquiring from your group certain oil and gas production, and more particularly, acquiring all of the issued and outstanding shares of Glacier Ridge Resources Ltd. ("Glacier") based on the information set out in the documentation earlier delivered by you. We confirm such summary financial material indicated approximate first and second quarter cash flow (before depletion, depreciation, and taxes) of US$278,268 and US$601,266. Projections for the third and fourth quarters are substantially greater at US$1,050,000 and US$1,605,000 respectively. We further confirm your representations to us that the drilling and development program currently underway will result in substantially greater cashflow in the near future.

Based on the preliminary financial information provided to us, and the representations made as to ongoing operating and financial performance, we are prepared to make a formal offer to purchase all of the issued and outstanding shares of Glacier for the aggregate purchase price of US$27,000,000, payable by the issuance of 5,500,000 common shares at a deemed price of $0.75 per share and the payment of approximately US$23 Million dollars (CDN$36,400,000), all of which is subject to the following conditions:

    We are able to acquire not fewer than 75% of the issued outstanding shares of Glacier;

    We receive a favorable environmental report on the properties and a technical report in conformity with National Policy 43-101;

    Receipt of a satisfactory title opinion on each of the properties outlined and described in the report of Sproule Associates Ltd. dated April 1, 2002;

    Satisfactory review of the current financial statements and subject to the absence of any substantive changes from the current financial condition and any substantive changes from the pro forma financial projections;

    Confirmation that we will be able to secure approximately US$25,000,000 in debt financing to be supported by the cashflow from operations;

    The agreement of current management of Glacier to enter into an operating / consulting agreement to provide such services to the Company for a minimum period of three (3) months following the closing of the transaction; and

    Compliance by the parties hereto with all applicable securities laws.

This Letter of Intent is intended to represent the intentions of the parties but the obligation of either party is subject to the execution and delivery of a formal agreement incorporating the foregoing terms and such other terms, conditions, covenants, representations or warranties as may be agreed between the parties. The parties hereto agree to act in good faith pending the review of this Letter of Intent by their respective board of directors and not to engage in any other or alternative merger, reorganization, issuance of stock, sale of assets and/or acquisition negotiations until a formal acquisition agreement is either approved or rejected by the respective Board of Directors within the next 30 days from the time this letter is signed. If the general terms of reorganization are not affirmed within the foregoing period of time, then both parties shall deem that this Letter of Intent has been rescinded and is of no further force and effect.

We trust the above accurately sets out the terms of our mutual agreement pursuant to which the shares of Glacier can be acquired by Geocom, however, in the event you have any comments in connection with this matter or wish to discuss it, please do not hesitate to contact the writer at your first convenience. In the event the terms and conditions set out herein are consistent with your understanding of the nature of this transaction, we would ask that you indicate your agreement in principle by signing in the space provided below and returning a copy to our offices.

Yours truly,

GEOCOM RESOURCES, INC.

Per: /s/ Talal Yassin

Talal Yassin, President

WE THE UNDERSIGNED HEREBY ACKNOWLEDGE OUR UNDERSTANDING AND ACCEPTANCE OF THE TERMS AND CONDITIONS SET OUT HEREIN PURSUANT TO WHICH GEOCOM, INC. IS PREPARED TO ACQUIRE UP TO 100% OF THE ISSUED AND OUTSTANDING SHARES OF GLACIER RIDGE RESOURCES LTD.

PRINCETON FINANCIAL GROUP INC.

Per: /s/ Ryan Henning

Ryan K. Henning, CEO